Exhibit 99.1

LONE PINE RESOURCES INC. SUITE 1100, 640 5TH AVENUE SW CALGARY, ALBERTA T2P 3G4

News Release

Lone Pine Resources Announces Year-End 2011 SEC Reserves and
Fourth Quarter 2011 Update

CALGARY, ALBERTA, February 6, 2012 —Lone Pine Resources Inc. (“Lone Pine” or the “Company”) (NYSE, TSX:LPR) today announced the Company’s year-end 2011 estimated proved reserves prepared in accordance with SEC rules and an update from the fourth quarter of 2011.  Selected highlights include:

•                  Estimated proved reserves at December 31, 2011 of 401 Bcfe, comprised of 53% proved developed reserves and 26% liquids

•                  PV-10 value of US$701 million at December 31, 2011

•                  Total proved reserve life index of approximately 12 years

•                  Fourth quarter equivalent average daily net sales volumes of 98.8 MMcfe/d with an average liquids weighting of 27%

•                  Fourth quarter average daily net sales volumes from the Company’s Evi light oil area increased to 3,605 boe/d, a 34% increase over the third quarter of 2011 and a 205% increase over the fourth quarter of 2010

Estimated Proved Reserves

Lone Pine reported estimated proved reserves of 401 Bcfe at December 31, 2011, which were 53% proved developed and 26% liquids.  The present value of the estimated future net revenues from estimated proved reserves before income taxes at December 31, 2011, discounted at an annual rate of 10%, was US$701 million.  The pricing utilized for the estimated proved reserves at December 31, 2011 was based on a 12-month average of the 2011 first day of the month Henry Hub price for natural gas and West Texas Intermediate price for oil of US$4.15 per MMBtu and US$96.13 per barrel, respectively.

The following table summarizes Lone Pine’s estimated proved reserves and related PV-10 value as at December 31, 2011.  The reserve estimates at December 31, 2011 are based on an independent evaluation conducted by DeGolyer and MacNaughton (“D&M”), Lone Pine’s independent reservoir engineering firm, in accordance with the rules of the U.S Securities and Exchange Commission (“SEC”).  In prior years, D&M performed an audit of the Company’s reserves.  In preparing its 2011 evaluation, D&M evaluated 100% of Lone Pine’s properties at December 31, 2011.

	Natural Gas	Oil	NGLs	Total	PV-10
	(MMcf)	(Mbbl)	(Mbbl)	(MMcfe)	(US$MM)
Proved Developed Producing	147,813	6,428	888	191,707	$491.8
Proved Developed Non-Producing	15,717	926	122	22,001	51.0
Proved Undeveloped	131,939	8,863	337	187,136	158.1
Total Proved Reserves	295,469	16,217	1,346	400,844	$700.9

PV-10, a non-GAAP financial measure, is an estimate of the present value of the estimated future net revenues from estimated proved oil and gas reserves at a date indicated after deducting estimated production and property taxes, future capital costs and operating expenses.  The estimated future net revenues are discounted at an annual rate of 10% before giving effect to income taxes to determine their “present value.”  PV-10 generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of taxes on estimated future net revenues. Lone Pine uses PV-10 as one measure of the value of its estimated proved reserves and to compare relative values of proved reserves among exploration and production companies without regard to income taxes. Lone Pine believes that securities analysts use PV-10 in similar ways. Lone Pine’s management believes PV-10 is a useful measure for comparison of proved reserve values among companies because, unlike standardized measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves. Lone Pine is unable to provide a reconciliation of PV-10 as of December 31, 2011 to standardized measure at this time because final income tax information for 2011 is not yet available.

Lone Pine plans to release proved and probable reserve information determined in accordance with Canadian National Instrument 51-101 in late March 2012.

Fourth Quarter 2011 Update

Average Daily Sales Volumes

Lone Pine’s average daily net sales volumes for the fourth quarter of 2011 were 98.8 MMcfe/d, which matched the third quarter of 2011 volumes.  Lone Pine’s average daily oil and NGLs net sales volumes for the fourth quarter of 2011 increased 27% to 4,499 bbls/d, compared to 3,544 bbls/d in the third quarter of 2011 as the average net liquids percentage increased from 22% to 27%.  Average net sales volumes for the fourth quarter of 2011 from Lone Pine’s Evi light oil area increased by 34% to 3,605 boe/d, compared to 2,680 boe/d in the third quarter of 2011.

The following table details the components of average daily net sales volumes for the three months ended December 31, 2011, September 30, 2011, June 30, 2011 and March 31, 2011 and the twelve months ended December 31, 2011 and December 31, 2010:

	2011 Production by Quarter				Twelve Months Ended
	Q4	Q3	Q2	Q1	Dec. 31, 2011	Dec. 31, 2010
Average Daily Net Sales Volumes
Natural Gas (MMcf/d)	71.8	77.6	76.2	72.1	74.4	61.5
Oil (bbls/d)	4,295	3,283	2,846	1,711	3,041	2,268
NGLs (bbls/d)	204	261	209	222	225	367
Total (MMcfe/d)	98.8	98.8	94.6	83.7	94.0	77.3
Total Equivalent (MMcfe)	9,090	9,093	8,606	7,530	34,319	28,208
% Oil & NGLs	27%	22%	19%	14%	21%	20%

Preliminary Fourth Quarter 2011 Financial Results

Lone Pine is providing certain preliminary unaudited financial results for the fourth quarter of 2011.  Lone Pine has prepared the preliminary data below based on the most current information available to management.  Lone Pine’s normal closing and financial reporting processes with respect to the preliminary data have not been fully completed.  As a result, the Company’s actual financial results could be different from this preliminary financial data and any differences could be material.

Lone Pine estimates that capital expenditures for the fourth quarter of 2011 were approximately $74 million and total capital expenditures for 2011 were $355 million.  The increase over the previously guided 2011 total capital expenditure range of $329 million — $339 million reflects an acceleration of completion activities on additional wells drilled at Evi late in 2011 as well as certain unbudgeted expenditures related to the Company’s Pointed Mountain project in the Liard Basin.

Lone Pine expects that total production expense per unit for the fourth quarter of 2011 will be approximately $1.90 per Mcfe.  The increase in production expense relative to previous quarters reflects an increase in workover expenses in the fourth quarter of 2011 combined with an increase in lease operating expenses relating to the Company’s growing crude oil volumes.  As previously stated in connection with the release of the Company’s 2012 capital budget, Lone Pine expects 2012 production expense to be $1.80 — $1.90 per Mcfe as crude oil volumes continue to expand.

As of December 31, 2011, Lone Pine had US$325 million (CDN$331 million) outstanding under its existing CDN$425 million bank credit facility.

Lone Pine plans to release full audited 2011 financial results in late March 2012.

Forward Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Canadian securities laws. All statements, other than statements of historical facts, that address activities that Lone Pine assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this news release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Lone Pine cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Lone Pine are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and natural gas.

These risks relating to Lone Pine include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in the registration statement that Lone Pine filed with the SEC and the final prospectus dated May 25, 2011 that Lone Pine filed with the SEC and securities regulatory authorities in Canada, and the other reports that Lone Pine files with the SEC and with Canadian securities regulators.  Any of these factors could cause Lone Pine’s actual results and plans to differ materially from those in the forward-looking statements.

Prices for Lone Pine’s products are determined primarily by prevailing market conditions.  Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather, and other substantially variable factors.  The cost of services and materials needed to produce Lone Pine’s products are also determined by prevailing market conditions, both regional and worldwide.  These factors are beyond Lone Pine’s control and are difficult to predict.  In addition, prices received by Lone Pine for its liquids and gas production may vary considerably due to differences between regional markets, transportation availability, and demand for different grades of products.  Lone Pine’s financial results and resources are highly influenced by this price volatility.

Estimates for Lone Pine’s future production are based on assumptions of capital expenditure levels and the assumption that market demand, prices for liquids and gas, and the cost of required services and materials will continue at levels that allow for economic production of these products.  The production, transportation, and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, and meteorological events.  Lone Pine’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed.  Therefore, Lone Pine can give no assurance that its future results will be as estimated.

Units of Equivalency

This news release discloses certain information on an “equivalency” basis with oil and NGL quantities converted to Mcfe (thousand cubic feet of gas equivalent) or MMcfe (million cubic feet of gas equivalent), and natural gas quantities converted to boe (barrel of oil equivalent) based on a conversion ratio of one bbl of liquids to six Mcf of natural gas.  Units of equivalency such as Mcfe, MMcfe and boe may be misleading, particularly if used in isolation.  A Mcfe and boe conversion ratio of one bbl of crude oil or NGLs to six Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.  Although this conversion ratio is an industry accepted norm, it is not reflective of price or market value differentials between product types.

Disclosure of Reserves Information

All estimates of proved reserves and related future net revenue disclosed in this news release have been prepared in accordance with applicable SEC rules.  Estimates of reserves and future net revenue made in accordance with SEC rules will differ from corresponding estimates prepared in accordance with National Instrument 51-101 of the Canadian Securities Administrators (NI 51-101) and, pursuant thereto, the Canadian Oil and Gas Evaluation Handbook, and those differences may be material.  Further information regarding differences between reserves estimations and reporting requirements applicable under SEC rules and those applicable under NI 51-101 is provided in Lone Pine’s final prospectus dated May 25, 2011 filed with the SEC and Canadian securities regulators.

*****

Lone Pine Resources Inc. is engaged in the exploration and development of natural gas and light oil in Canada. Lone Pine’s reserves, producing properties, and exploration prospects are located in Canada in the provinces of Alberta, British Columbia, and Quebec and the Northwest Territories.  Lone Pine’s common stock trades on the New York Stock Exchange and the Toronto Stock Exchange under the symbol LPR.  For more information about Lone Pine, please visit its website at www.lonepineresources.com.

For further information please contact:

David Anderson

President & Chief Executive Officer

Tel.: (403) 292-8000

Ed Bereznicki

Executive Vice President & Chief Financial Officer

Tel.: (403) 292-8000